Transcript: OCC – Q3 2024 Earnings Conference Call – 9/11/24 10:30 AM EST	Exhibit 99.2

Corporate Speakers:

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - IR

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Tracy Smith Optical Cable Corporation - SVP & CFO

PRESENTATION

Operator

At this time, I would like to welcome you to Optical Cable Corporation's third quarter and fiscal year 2024 earnings conference call. (Operator Instructions)

Mr. Hoffman, you may begin your conference, sir.

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you. And good morning and thank you for joining us for Optical Cable Corporation's third quarter of fiscal year 2024 conference call.

By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy.

On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release.

These cautionary statements apply to the contents of the internet webcast on www.occfiber.com, as well as today's call.

With that, I'll turn the call over to Neil Wilkin.

Neil, please begin.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Spencer, and good morning, everyone.

Before we begin our conference call today, I'd like to pause for a moment of silence to honor those who perished in the terrorist attack on our country 23 years ago today in New York, Pennsylvania and Virginia, and to honor those men and women who have served and are serving our country around the world to protect our freedom and liberty. Thank you.

Transcript: OCC – Q3 2024 Earnings Conference Call – 9/11/24 10:30 AM EST	Exhibit 99.2

I will begin the call today with a few opening remarks. Tracy will then review the third quarter results for the three-month and nine-months periods ended July 31, 2024, in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can.

As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session.

However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call.

Instructions regarding such submissions are included in our press release announcing the date and time of our call.

Turning now to our results for the third quarter of fiscal year 2024. Like many in our industry, we are continuing to be affected by a challenging market environment impacting our top line and customer demand in certain of our targeted markets during fiscal year 2024. Despite these dynamics, OCC executed well.

We've achieved higher net sales each quarter since the first quarter of fiscal 2024, and our sales order backlog and forward load has also increased since the beginning of fiscal year 2024.

We are seeing other indications of improving opportunities as we near the end of our fiscal year and looking ahead to fiscal year 2025.

We will continue to focus on executing our plans and capture opportunities ahead to grow net sales while also taking prudent steps to operate efficiently.

I'm very appreciative of the work of the OCC team, and also their commitment to providing our customers and end-users, including our country's military and first responders, with our suite of mission-critical products and solutions.

As we look to the end of the fiscal year and into 2025, with our strong position in our targeted markets and differentiated core strengths and capabilities, we remain confident that OCC is poised to deliver value to shareholders as macroeconomic conditions improve.

We remain committed to capturing profitable growth opportunities, meeting and exceeding the needs of our valued customers and end-users, and advancing our strategy to enhance shareholder value.

And with that, I'll turn the call over to Tracy, who will review in additional detail our third quarter of fiscal year 2024 financial results.

Tracy Smith Optical Cable Corporation - SVP & CFO

Thank you, Neil.

Consolidated net sales for the third quarter of fiscal 2024 were $16.2 million, a decrease of 4.2%, compared to net sales of $16.9 million for the same period last year. Consolidated net sales for the first nine months of fiscal 2024 were $47.2 million, a decrease of 14%, compared to net sales of $54.8 million for the first nine months of fiscal 2023.

Transcript: OCC – Q3 2024 Earnings Conference Call – 9/11/24 10:30 AM EST	Exhibit 99.2

As Neil mentioned, our net sales have sequentially increased each quarter since the first quarter of fiscal year 2024, although the growth has not been quite as strong as we initially anticipated.

During the third quarter of fiscal 2024, we experienced an increase in net sales in our enterprise market, compared to the same period last year, which was offset by decreases in net sales in our specialty markets including the wireless carrier market. We believe this is consistent with current weakness across our industry generally and in certain of our target markets, which we began to experience during the third quarter of fiscal year 2023.

For the year-to-date period, we experienced a decrease in net sales in both our enterprise and specialty markets, including the wireless carrier market.

Our net sales during the first nine months of fiscal year 2023 positively benefited from a higher-than-typical sales order backlog and forward load of more than $12 million at the end of fiscal year 2022, whereas sales order backlog and forward load at the end of fiscal year 2023 had returned to more normal levels. At the end of the first nine months of fiscal 2024, sales order backlog and forward load increased to $6.5 million when compared to $5.6 million as of April 30, 2024, and $5 million as of January 31, 2024.

Turning to gross profit. Our gross profit was $3.9 million in the third quarter of fiscal 2024, compared to gross profit of $5.1 million for the same period last year, and gross profit of $4 million for the second quarter of fiscal 2024. Gross profit margin, or gross profit as a percentage of net sales, was 24.2% in the third quarter of fiscal 2024, compared to 30.2% in the third quarter of fiscal 2023, and compared to 25.1% for the second quarter of fiscal 2024.

Gross profit was $11.7 million in the first nine months of fiscal 2024, a decrease of 36.6%, compared to $18.4 million in the first nine months of fiscal 2023. Gross profit margin was 24.7% in the first nine months of fiscal 2024, compared to 33.6% in the first nine months of fiscal 2023.

Gross profit margin for the third quarter and first nine months of fiscal 2024 was impacted by lower production volumes, resulting in fixed charges being spread over lower net sales, as well as decreased plant efficiency as lower production volumes impacted the flow of products through our manufacturing facilities, both effects of operating leverage. The variability of our gross profit margin in any quarter also reflects changes in product mix.

SG&A expenses were $5.2 million in the third quarter of fiscal year 2024, compared to $5 million for the same period last year. SG&A expenses as a percentage of net sales were 32.3% in the third quarter of fiscal 2024, compared to 29.3% in the third quarter of fiscal 2023, which reflects our operating leverage relative to net sales. By comparison, SG&A expenses as a percentage of net sales were 33% in the second quarter of fiscal 2024.

SG&A expenses decreased 2.6% to $15.7 million during the first nine months of fiscal year 2024, from $16.1 million for the first nine months of fiscal year 2023. SG&A expenses as a percentage of net sales were 33.2% in the first nine months of fiscal 2024, compared to 29.3% in the first nine months of fiscal 2023.

Transcript: OCC – Q3 2024 Earnings Conference Call – 9/11/24 10:30 AM EST	Exhibit 99.2

The decrease in SG&A expenses during the first nine months of fiscal year 2024, compared to the same period last year, was primarily the result of decreases in employee and contracted sales personnel-related costs. Included in employee and contracted sales personnel-related costs are employee incentives and commissions, which decreased due to decreased net sales and the financial results during the third quarter and first nine months of fiscal 2024.

OCC recorded a net loss of $1.6 million, or $0.20 per basic and diluted share, for the third quarter of fiscal 2024, compared to net income of $101,000, or $0.01 per basic and diluted share, for the third quarter of fiscal 2023.

OCC recorded a net loss of $4.6 million, or $0.59 per basic and diluted share, for the first nine months of fiscal year 2024, compared to net income of $3.3 million, or $0.42 per basic and diluted share, for the first nine months of fiscal year 2023.

With that, I'll turn the call back over to you, Neil.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Tracy. And now if any analysts or institutional investors have questions, we are happy to answer them. Jim, if you could please indicate the instructions for our participants to call in any questions they have, I'd appreciate it. Again, we are only taking live questions from analysts and institutional investors.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) We have no questions from our phone audience today. Mr. Wilkin, I'm happy to turn it back to you for any additional or closing remarks that you have, sir.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Jim. I appreciate it.

Spencer, I know we've had a couple of questions submitted ahead of today's call. If you could read those, we will respond to those questions.

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - IR

Thanks, Neil. Yes, we do have two questions. The first, on the Q4 2005 earnings call, Neil, you stated that OCC's cost of being a public company is approximately $1 million per year. Is that still the case?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Well, at this point in time, the cost associated for any public company has substantially increased over the years. So as you would expect OCC's cost to be a public company are substantially higher today than they were back in 2005. We have not publicly talked about the precise number, but it is substantial.

Transcript: OCC – Q3 2024 Earnings Conference Call – 9/11/24 10:30 AM EST	Exhibit 99.2

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - IR

Thanks, Neil. And this is the last question.

On the Q4 2018 earnings call, you stated that management's long-term commitment has been to set up the Company so that we can grow much bigger than we are. Could you please go a bit deeper on your thought process on that and where you see the general opportunity set for OCC going forward?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Yes. I appreciate this question.

Over the years, OCC has been taking a number of major steps to expand our product and solutions offerings to better serve the needs of our customers and end-users. We strategically expanded well beyond the initial fiber optic cable product offerings and solutions on which OCC was founded more than 40 years ago.

And I'll mention a few examples:

OCC acquired SMP Data Communications near Asheville, North Carolina in 2008. This acquisition added technologies, manufacturing capabilities and expertise in both fiber optic and copper connectivity data communications products and solutions, building on OCC's existing fiber optic cable presence in the enterprise market. Soon after that, we added a line of copper datacom category cable products as well.

As a result, OCC now provides full end-to-end fiber optic and copper cable and connectivity solutions for the enterprise market, building on OCC's long-standing position as among the top four manufacturers of fiber optic cable in the U.S. structured cabling market, and this is as reported by at least one market analyst firm.

OCC acquired Applied Optical Systems near Dallas, Texas in 2009. This acquisition added technologies and capabilities in fiber optic connectivity products for specialty and harsh environments, including for military, industrial, broadcast, and other specialty applications and markets, and this built on OCC's long-standing top-tier position in those markets with our existing fiber optic cable products and solutions.

As a result, OCC now provides full end-to-end fiber optic and connectivity products and solutions for harsh environment and specialty markets and applications, with a strong top-tier presence in our targeted markets.

Before 2018 and after 2018 as well, OCC made significant long-term investments in equipment to enable OCC to manufacture fiber optic and hybrid cables, in other words, cables with fiber and copper, for the wireless carrier market, which was a new targeted market for OCC. This equipment had the added benefit of expanding OCC's fiber optic cable production for other existing and new products as well. And interestingly, we see opportunities in the wireless carrier market, which have trailed off over the past few years, beginning to show signs of improvement. And of course, we're encouraged by that.

Additionally, over many years and continuing to this day, OCC has and continues to add various new products and solutions of all types to better serve our customers’ and end-users' needs in our targeted markets and expand our existing product lines. And we see that continuing, as I've said.

Transcript: OCC – Q3 2024 Earnings Conference Call – 9/11/24 10:30 AM EST	Exhibit 99.2

I appreciate the question. And you said we had two questions, Spencer, so that's it, there's nothing else?

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - IR

That's correct, Neil.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Okay. Well, I would like to thank everyone for listening to our third quarter, fiscal year 2024 conference call today. As always, we appreciate your time and your investment and interest in Optical Cable Corporation.

Again, I'd like to thank those men and women who have served and are serving our country around the world to protect our freedom and liberty.

And with that, I hope everyone has a good and safe day.

Thank you.

Operator

This does conclude today's teleconference. And we thank you all for your participation. You may now disconnect.